Exhibit 99.1

FOR IMMEDIATE RELEASE

BIO-RAD REPORTS SECOND-QUARTER 2008 SALES INCREASE OF 33%

HERCULES, CA – August 5, 2008 – Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostic products, announced financial results today for the second quarter ended June 30, 2008.

Second-quarter revenues were $452.4 million, up 33.4% compared to $339.1 million reported for the second quarter of 2007. On a currency-neutral basis, revenues increased 25.4% compared to the same period last year. The increase resulted from the addition of DiaMed Holding AG products to the Company’s portfolio as well as organic growth across key product areas in both the Life Science and Clinical Diagnostics segments. Excluding the additional revenue from the DiaMed acquisition, second-quarter revenues were up 14.7%, or 6.6% on a currency-neutral basis, compared to the same quarter in 2007. Second-quarter gross margin was 54.9% compared to 56.0% in the second quarter last year.

Net income for the quarter was $43.4 million, or $1.58 per share on a fully diluted basis, compared to $25.7 million, or $0.95 per share during the second quarter of 2007.

Year-to-date revenues grew by 32.2% to $874.6 million compared to the same period last year. Adjusting for the impact of currency effects, revenue growth was 24.7%. Excluding the additional revenue from the DiaMed acquisition and currency, year-to-date organic revenues grew by 13.1% to $748.4 million, or 5.6% on a currency neutral basis.

Year-to-date net income for 2008 was $69.9 million compared to $52.7 million in the same period last year. On a per share basis, year-to-date net income for 2008 was $2.60 per share, or $2.54 per share on a fully diluted basis, and $1.98 and $1.94 for the first six months of 2007.

“We are pleased with our performance for the first half of the year,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “During the second quarter, we saw an increase in organic growth within our core businesses as well as broad customer acceptance of new products. As the year continues, we will continue to focus on the integration of DiaMed, which is on track and proceeding well, to date.”

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Bio-Rad Reports Second-Quarter 2008 Sales Increase of 33%

Life Science

Life Science segment net sales for the quarter were $161.6 million, up 10.7% compared to the same period last year. On a currency-neutral basis, segment sales increased by 3.2%. Performance in the Life Science segment benefited from sales of its electrophoresis, chromatography, and gel imaging products as well as Bio-Plex® suspension array system reagents, as several new assay panels for the Bio-Plex system were introduced during the quarter. Customer acceptance of the Company’s next generation polymerase chain reaction (PCR) instruments, the new 1000-series thermal cycling and CFX Real Time platforms continued to gain momentum during the second quarter. Capital instrument sales for the segment were down slightly during in the quarter, reflecting a general softness in the market resulting from reduced spending by both academic and bio-pharmaceutical customers.

Clinical Diagnostics

The Clinical Diagnostics segment reported net sales of $287.4 million for the second quarter, up 51.4% compared to the second quarter last year, or 42.9% excluding currency effects. Excluding revenue from the DiaMed acquisition, net sales were up 17.9%, or 9.4% on a currency-neutral basis, from the same period last year. This performance was the result of growth across all product lines, in particular, quality control, diabetes, and autoimmune products. Sales were boosted in the Clinical Diagnostics segment by additional revenue from DiaMed, which added blood typing instruments and reagents to the Company’s product offerings. Sales of the Company’s in2itTM analyzer for point-of-care hemoglobin A1C testing; the MRSASelectTM test, a chromogenic medium used for the rapid screening of MRSA (methicillin-resistant Staphylococcus aureus); and the BioPlex® 2200 instrument and reagents also continued to fuel growth in the segment.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) August 5, 2008. Interested parties can access the call by dialing 866-700-7101 (in the U.S.), or 617-213-8837 (international), access number 62490028. The live webcast can be accessed at http://www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.), or 617-801-6888 (international), access number 39213228, for seven days following the call and the webcast can be accessed at http://www.bio-rad.com for 30 days.

About Bio-Rad

Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb) has remained at the center of scientific discovery for more than 50 years manufacturing and distributing a broad range of products for the life science research and clinical diagnostic markets. The company is renowned worldwide among hospitals, universities, major research institutions, as well as biotechnology and

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Bio-Rad Reports Second-Quarter 2008 Sales Increase of 33%

pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 85,000 research and industry customers worldwide through its global network of operations. The company employs approximately 6,300 people globally and had revenues approaching $1.5 billion in 2007. For more information, visit www.bio-rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof.  Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

For more information contact:

Christine Tsingos, Vice President and Chief Financial Officer, or

Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

510-724-7000

investor_relations@bio-rad.com

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net sales	$ 452,361	$ 339,114	$ 874,558	$ 661,622
Cost of goods sold	203,940	149,123	399,254	292,250
Gross profit	248,421	189,991	475,304	369,372

Selling, general and administrative expense	146,634	119,551	286,289	227,301
Product research and development expense	42,079	34,754	79,568	67,535
Income from operations	59,708	35,686	109,447	74,536

Interest expense	7,991	7,867	15,948	15,736
Foreign exchange (gains) losses	(288)	(398)	2,305	(670)
Other (income) expense, net	(3,951)	(7,495)	(4,144)	(13,681)
Income before taxes and minority interests	55,956	35,712	95,338	73,151

Provision for income taxes	(10,632)	(10,041)	(21,455)	(20,483)
Minority interests in earnings of
consolidated subsidiaries	(1,926)	--	(3,990)	--
Net income	$ 43,398	$ 25,671	$ 69,893	$ 52,668

Basic earnings per share:
Net income	$ 1.61	$ 0.96	$ 2.60	$ 1.98
Weighted average common shares	26,947	26,657	26,914	26,619

Diluted earnings per share:
Net income	$ 1.58	$ 0.95	$ 2.54	$ 1.94
Weighted average common shares	27,478	27,164	27,470	27,160

The accompanying notes are an integral part of these condensed consolidated financial statements.

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	December 31,
	2008	2007
Current assets:
Cash and cash equivalents	$ 183,643	$ 161,764
Short-term investments	43,512	61,977
Accounts receivable, net	376,985	358,076
Inventories, net	382,684	321,015
Other current assets	132,958	126,142
Total current assets	1,119,782	1,028,974

Net property, plant and equipment	290,737	328,439
Goodwill	347,439	210,304
Purchased intangibles, net	221,681	111,887
Other assets	119,281	132,316
Total assets	$ 2,098,920	$ 1,971,594

Current liabilities:
Notes payable and current maturities of long-term debt	$ 14,680	$ 15,627
Accounts payable	102,320	96,470
Accrued payroll and employee benefits	105,069	121,255
Sales, income and other taxes payable	41,241	27,905
Other current liabilities	144,777	152,911
Total current liabilities	408,087	414,168

Long-term debt, net of current maturities	440,681	441,805
Other long-term liabilities	103,413	109,497
Minority interests	32,175	34,434
Stockholders’ equity	1,114,558	971,690
Total liabilities, minority interests and stockholders’ equity	$ 2,098,920	$ 1,975,594

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2008	2007
Cash flows from operating activities:
Cash received from customers	$ 877,910	$ 654,230
Cash paid to suppliers and employees	(781,755)	(600,174)
Interest paid	(15,448)	(15,026)
Income tax payments	(16,848)	(17,835)
Litigation settlement	(2,213)	(2,082)
Other operating activities	5,265	14,318
Net cash provided by operating activities	66,911	33,431

Cash flows from investing activities:
Payments for acquisitions and long-term investments	(17,110)	(24,496)
Other investing activities	(35,043)	(33,486)
Net cash used in investing activities	(52,153)	(35,982)

Cash flows from financing activities:
Payments on long-term debt	(4,414)	(305)
Other financing activities	8,274	9,660
Net cash provided by financing activities	3,676	9,355

Effect of exchange rate changes on cash	3,445	1,992

Net increase (decrease) in cash and cash equivalents	21,879	8,796
Cash and cash equivalents at beginning of period	161,764	223,607
Cash and cash equivalents at end of period	$ 183,643	$ 232,403

Reconciliation of net income to net cash provided by operating activities:

Net income	$ 69,893	$ 52,668
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49,323	28,840
Changes in working capital	(61,270)	(44,755)
Litigation settlement	(2,213)	(2,082)
Other	11,178	(1,240)
Net cash provided by operating activities	$ 66,911	$ 33,431